EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-84394) pertaining to the Profit Sharing and Retirement Plan of Eagle Materials Inc. (formerly Profit Sharing and Retirement Plan of Centex Construction Products, Inc.) of our report dated May 25, 2005, with respect to the financial statements and schedules of the Profit Sharing and Retirement Plan of Eagle Materials Inc. (formerly Profit Sharing and Retirement Plan of Centex Construction Products, Inc.) included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Dallas, Texas
June 27, 2005